                                                                    EXHIBIT 99.1


                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                          Page 1



                                 GLOWPOINT, INC.
                                November 12, 2003
                                  4:00 p.m. CST



Moderator            Good afternoon, everyone. Welcome to the Glowpoint,
                     Incorporated 2003 third quarter results conference call.
                     Before we begin I want to remind listeners that this call is being WebCast live over the Internet and that a WebCast replay will also be available on the company's Web site, www.glowpoint.com, following the call. I would now like to introduce Glowpoint's CFO, Chris Zigmont, who will review the Safe Harbor information with you now.

C. Zigmont           Thank you. The statements contained herein, other than
                     historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communications services; the non-exclusive and terminable-at-will nature of sales agents agreements; rapid technological change affecting demand for the company's services; competition from other video communication service providers; and the availability of sufficient financial resources to enable the company to expand its operations, as well as other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.


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                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                          Page 2


                     Today's call and WebCast may include non-GAAP financial measures within the meaning of SEC Regulation G. When required, a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today's press release.

D. Trachtenberg      Thank you, Chris. We have a lot to discuss today. Welcome, everyone. I'm David Trachtenberg, Chief Executive Officer and President of Glowpoint. This is the first time I've had a chance to speak with you since I joined the company, literally four weeks ago as of today, and I appreciate your patience over these last few weeks. I know that many of you have been eager to speak with me about Glowpoint, but I have been spending my time getting up-to-speed on the technology, the operations and getting under the hood, so to speak, to make certain we have the understanding of what will make this company run efficiently and effectively as a standalone business since our Wire One transition.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                          Page 3


                     It's been a busy, exciting and productive time here at Glowpoint this past month. I know that the purpose of the call is to share details on our third quarter results; however, it is also critical to take the opportunity to discuss with you my observations about Glowpoint's potential, as well as to lay out clearly the challenges we are addressing, to ensure that we realize that potential.

                     I want to begin my remarks by telling you what attracted me to Glowpoint. I'll then update you on what we've accomplished during these first few weeks, where I believe we need to go and how we intend to get there. Chris will follow with a recap of the quarterly numbers and Mike Brandofino, our CTO, will summarize with a few comments about our ongoing operations.

                     For those of you unfamiliar with my background, I come from the telecommunications and Internet industries, having spent the first two decades of my career building, marketing and managing technology-rich, subscription-based services. The two qualities that most attracted me to Glowpoint were its technology and its business model. The simplicity of both was important in my decision to join and has been reinforced by my first month on the job.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                          Page 4


                     First, the technology works. This is not about the promise of a video conferencing solution to combat the ills and frustrations with traditional ISDN service. Since Glowpoint began tracking its network stats in Q1 2001 through Q3 2003, over 12.5 million minutes of video conferencing have flowed through the network, and we reached a milestone this past quarter, hitting 100,000 IP calls placed on the Glowpoint network. We are state of the art and ready for and already operating in prime time.

                     Second, the business model is sound. It is about building a base of satisfied subscribers, creating a strong, ongoing cash flow that is predictable and bankable. It is about scaling this billable base, to leverage our infrastructure investment. It is about customer marketing and up-selling into our stable and loyal base of customers, to add ancillary products and services for additional revenue and margin.

                     This should not be new news, but it is coming from an organization born anew, one with a new corporate identity, operating team and capital structure. Although the service has been up and running for nearly three years and I am one of the few newcomers of late, all of us truly feel as though we are a new team pursuing a unique opportunity to build a company from the ground up.
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                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                          Page 5


                     While Chris, Michael and others join me in moving Glowpoint forward, they do so now with a new focus and energy that was simply not possible before. Glowpoint went from a skunkworks operation within Wire One to become our core business. We are now Glowpoint in name, in product and in focus.

                     That said, let me share with you some thoughts from my first weeks with the company. My first conclusion is that after numerous discussions with customers, prospects, sales agents, employees and strategic partners and a vigorous analysis of company operations, Glowpoint has a much stronger competitive position than what has been visible from the outside. Our product offering is strong and unique for our distribution partners and our customers rely on Glowpoint to a much greater degree than the average video conferencing service. As one example, we have one law firm with 11 billable subscriber sites that generated a total of over 575 Glowpoint hours over last quarter or on average over 17 hours per billable location per month on outbound calls alone.

                     Our service is also a strong fit for other key vertical markets, like technology-related companies, financial institutions, education and local, state and federal government contracts. Just looking at our current customers: technology-related companies represent 19%; financial institutions, 16%; educational institutions and law firms each represent 9%; and medical institutions, 8%. Even with minimal focus, Glowpoint has been able to find a few sweet spots in verticals that recognize the benefit of our solution. Just imagine the possibilities with a focused and directed sales and marketing program, to own and further penetrate these strategic verticals.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                          Page 6


                     My second conclusion is that having been conceived, delivered and reared in the shadow of a much larger parent, Glowpoint must quickly refocus on the fundamentals of being a standalone operating unit. The key focus message is two-fold.

                     First, back to basics: this is now the mantra within Glowpoint. We must focus on our core business, building and supporting a large and stable subscriber base for our IP videoconferencing solution. This means creating sustainable and scalable business with all of the operational processes and efficiencies that will ensure a world-class customer experience for our sales agents and our subscribers. This focus must be coupled with the right tracking and reporting to manage the business, using the right metrics to understand the key levers for getting to a cash flow positive operation. Chris will talk in more detail about this in a few minutes.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                          Page 7


                     The second strategic focus for Glowpoint is diversified distribution. To build our subscription base, Glowpoint must partner with sales agents who can drive our business quickly and efficiently. While Glowpoint today has over 30 contracted resellers outside of Wire One, approximately 50% have ever sold Glowpoint. After a complete review of the agent list, only a handful is considered high potential for sales growth. The fact is, a good agent is not made from a press release. It is about selecting the right partners and having the right tools in place to certify, train, incent and grow the relationships.

                     Our launch of isellglowpoint.com and the announcement yesterday of CMS coming on board as our newest reseller with 400 feet on the street are the first steps in turning our sales agent relationships into an active sales pipeline. We are going to focus our human capital and resources on those partners who have and who can deliver for Glowpoint, and we will use less expensive and more efficient Web-based tools to manage the smaller resellers who want Glowpoint in their product portfolio. To be clear, Wire One remains a critical partner for Glowpoint and we will continue to improve the tools they use to partner with the company, but we must balance our continued strong support of this channel with a need to diversify and expand our reach in the marketplace.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                          Page 8


                     In many respects, these last several weeks have been the first time the team has had the luxury of focusing exclusively on Glowpoint, getting back to the basics of understanding Glowpoint as a standalone business. One key element of this is to understand our starting point at the end of the third quarter. Chris will walk you through the details, but a few key highlights include the following:
                     Glowpoint's core subscription business continues to grow. For example, total subscription and other related revenue rose 19% from the second quarter to $1.9 million. However, as Chris will also explain, growth has slowed. This is due to distractions from the Wire One transition, resulting in a less focused sales engine, as well as a less productive new sales agent pipeline, as I just described. New endpoints under contract dropped from 271 in the second quarter of 2003 to 179 in the third quarter, down 34%.

                     Finally, net new endpoints installed on the network were also down, due to recognizing endpoint churn for the first time. This is worth more detail. Glowpoint lost 94 endpoints in the third quarter, a combination of proactive and reactive losses. Let me explain.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                          Page 9


                     Approximately 60% of these endpoints, or 58, had already been installed on the network. While these disconnects were revenue impacting, they do not necessarily reflect vulnerability due to dissatisfaction with the service. Two-thirds of these cancellations were by customers who continue to use Glowpoint; in some cases with more than several circuits still active and experiencing heavy use. The other one-third of endpoints, or 36, were actually cancelled prior to coming on to the network; so while they are not immediately revenue impacting, they will decrease the install flow for future subscription revenue.

                     Overall, these numbers translate into a monthly churn of only 1.5%, much lower than typically experienced in other sectors of the telecom world. So while we would prefer not to see any churn, we don't think the figures we are presenting today necessarily represent vulnerability. We will, however, be implementing early warning systems to make certain that Glowpoint is on top of potential customer loss. As I know from prior experience, it is much easier and less expensive to save a customer, than to win one back.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 10


                     Based on this disconnect activity in the third quarter, one of our key actions over the fourth quarter is an extensive review of our accounts to identify a clear picture of any potential issues. For example, we are proactively identifying orders under contract and not yet on the network that, for a variety of reasons, have a low likelihood of ever being installed. We need to clean these out of the system so we have a real view of the install backlog.

                     We are also looking carefully at all of our circuits on the network, to make certain we are managing our costs effectively. For example, a demo circuit no longer in use should no longer be generating charges from our providers.

                     Regardless, as we continue to drive analyses to help us make the right decisions for the business, it is has become increasingly clear to me that the endpoint versus circuit dialogue that has been a consistent topic on these calls and in the hallways of Glowpoint has, quite frankly, caused confusion. The bottom line is that Glowpoint and, therefore, the marketplace must have a clear understanding of the operating metrics that drive our economics. We must track and report against those levers that mean something.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 11


                     Endpoints under contract and endpoints on the network are not the metrics we will use to explain and track our business going forward. We are a subscription-based business, and we need to report metrics that reflect the number of subscribers generating revenue for the company. Therefore, the key driver of our business is billable subscriber locations, not endpoints and not circuits and not endpoints or circuits that may or may not ever get into our billing system.

                     As you know, a billable subscriber location can have multiple endpoints and multiple circuits, for example, bonded T-1s. While the endpoint will drive usage, the billable subscriber location to which it is literally and figuratively connected drives the subscription plan. One subscription plan per billable subscriber location. That's what drives our subscription revenue. That's what the Glowpoint monthly bill summarizes. That's what we should be looking at.

                     The term "under contract" is also a misnomer. It is a combination of orders that have been installed and generating revenue on the network, as well as orders yet to be installed. The issue is that there is not a one-to-one correlation with orders in queue to be installed and those that have actually become billable, as you saw in the third quarter and are proactively cleaning up in the fourth quarter. The subscriber location backlog is important to look at to understand the potential Glowpoint install flow, as long as expectations are set that until they come onto the network, they are only a potential subscriber location and should not be assumed as anything else.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 12


                     So, going forward for Q4 and beyond, Glowpoint will be sharing new metrics that will help the company and investors quickly and efficiently track our progress. As you saw in the press release from this afternoon, the first metrics of this new approach are billable subscriber locations, which I just described; the number of total customers, which is a key metric in understanding our market penetration; billable subscriber locations per customer, which will help to understand the size of our customers and the penetration of Glowpoint within their organization; and, subscriber location backlog - those under contract, but not yet installed, again an important metric with the obvious caveats that we already discussed. Chris and I will communicate other key metrics as they are identified and verified as key levers for the business.

                     The point of highlighting our challenges and new metrics for the business is not to lay blame at anyone's doorstep. The Glowpoint team has done an admirable job with the resources available to them during these first three years. The point is to provide you, our shareholders, with a credible assessment of our starting point as a standalone business.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 13


                     Let me emphasize that I strongly believe the near-term operational and sales challenges Glowpoint faces are eminently surmountable. We have a product that works, customers who use it and important sales channels who want to sell. It is now about execution, and we have been focusing on execution since I joined on October 15th and are focusing on near-term activities to drive momentum as we move into 2004. We have been and will continue to:

                     1) identify ways to realize greater network savings in
                        terms of last mile partners, reducing unnecessary redundancy as we continue to augment the network and, as I discussed earlier, ensuring our costs are aligned with our revenue.

                     2) create a help desk for our agents and customers that had been managed by Wire One, including implementing a remedy/trouble ticketing solution for tracking and reporting across the organization.

                     3) document and improve audits and controls for order
                        management, billing and accounts receivable.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 14


                     4) improve and automate order processing and provisioning
                        to reduce installation time and further improve the customer experience.

                     5) clean up the current distribution channel by ending
                        agreements with agents that were not a great fit with our program or whose sales did not meet our expectations and more importantly, redirect our resources to those agents who can be productive and long-term partners for Glowpoint.

                     6) create a new and more effective tiered field agent
                        program with laser focus on not only closing agreements, but also creating the tools and partnerships to make our agents productive Glowpoint resellers.

                     7) re-evaluate our product strategy to align more closely
                        our revenue stream with our underlying economics.

                     What this means for investors is that the company is focused on the fundamentals to grow the business efficiently, and we must drive these operational efficiencies in parallel with expanding our distribution channels. Because agent recruitment and subsequent sales and install cycles take time, we must set the proper expectations on when we can reap the benefits of a core group of focused Glowpoint resellers. Chris will provide more color in terms of current information of when Glowpoint can anticipate operating profitability.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 15


                     As I said before, we view our opportunities as great and our challenges as manageable, partly because we are no longer distracted by non-operating events, partly because we have a better handle on just what our operating challenges are, and partly because we are better focused to overcome them than ever before.

                     With that, I will turn the call over to our CFO, Chris Zigmont, who will provide a detailed review of the financial results.

C. Zigmont           Thanks, David. Please note that in addition to the
                     quarterly numbers, I will be providing commentary to help you better understand our business model. I'd like to begin with our revenue results.

                     As David mentioned, total revenues rose over 69% to $2.6 million in Q3 2003 from $1.5 million in the year ago quarter, and fell 4% sequentially in Q3 from $2.7 million in Q2 2003. As usual, summary level figures like this do not tell the full story.

                     Glowpoint's core subscription and related revenue components actually grew 174% to $1.9 million in Q3 2003 from $700,000 in the year ago quarter, and grew 19% sequentially in Q3 from $1.6 million in Q2 2003. Average billable subscriber locations grew 205% to 932 in Q3 2003 from 306 in the year ago quarter, and grew 22% sequentially in Q3 from 763 in Q2 2003.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 16


                     Average monthly subscription and related revenue per subscriber location fell 10% to $668 in Q3 from $742 in the year ago quarter, and fell 3% sequentially in Q3 from $688 in Q2 2003. These movements in average monthly subscription and related revenue per subscriber location have been driven by the growth in the number of billable subscriber locations using the $199 per month, pay-as-you-go plan.

                     As a side note, we are reassessing our current product strategy and expect to move into 2004 with a product line that more closely matches our underlying business economics. It was bridging events and other one-time fees category that was the drag on the results, as this category of revenue fell 16% to $700,000 from approximately $850,000 in the year ago quarter and fell 35% sequentially in Q3 2003 from $1.1 million in Q2 2003.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 17


                     Event driven revenue was down approximately $200,000 year-over-year and quarter-over-quarter. Bridging revenue was down approximately $200,000 from Q2 2003, due to the seasonality impact of the summer.

                     Cost of revenue rose 73% to $2.5 million in Q3 from $1.4 million in the year ago quarter, and fell 4% sequentially from $2.6 million in Q2 2003. Cost of revenue is comprised of two major categories of cost: infrastructure or backbone-related costs of the network, and access or cost of connecting subscriber locations to the network. Infrastructure costs are fixed in nature over the short term and follow a step function over the longer term. They rose from approximately $600,000 in Q3 2002 to $800,000 in Q3 2003 and were flat with Q2 2003 costs of $800,000.

                     Though currently built out to handle the video traffic of approximately 4,000 billable subscriber locations in each of the past two quarters respectively, the company has incurred approximately $100,000 of cost to relocate the company's points of presence in Dallas, Chicago, Boston, Japan and the U.K., to gain long-term cost efficiencies, or as a result of backbone provider issues.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 18


                     Access costs are variable in nature. They rose from approximately $600,000 in Q3 2002 to $1.0 million in Q3 2003, and were down from the Q2 2003 costs of $1.1 million. The year-over-year increase is driven by the increase in billable subscriber locations. The quarter-over-quarter decline results from the absence of access costs related to the events staged in Q2 2003 and to customer trials that were concluded in Q2 2003.

                     Monthly access costs per average billable subscriber location have also been impacted by the growth in the number of billable subscriber locations using the $199 per month pay-as-you-go plan, and by the increasing use of DSL as the means of accessing the network. The good news is that average monthly access cost per average billable subscriber location fell 46% to $371 in Q3 from $689 in the year ago quarter, and fell 24% sequentially from $486 in Q2 2003.

                     Other costs of revenue in addition to infrastructure and access costs include the personnel cost related to providing the Glowpoint service, along with the ISDN network cost of providing H.320 bridging services. Approximately two-thirds of these costs are fixed in nature over the short term and follow a step function over the longer term. Other costs of revenue rose from approximately $400,000 in Q3 2002 to $600,000 in Q3 2003, and were down from the Q2 2003 cost of $700,000. The remaining item to note related to cost of revenue was that in Q3 2002, we recorded credits of approximately $250,000 related to refunds of previously paid infrastructure and access fees.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 19


                     The result of revenue and cost of revenue movements was that our gross margin was flat in Q3 2003 at approximately $100,000, with the levels achieved in Q3 2002 and Q2 2003. The nature of our current cost structure described above tells us, however, that each new dollar of revenue brings approximately $0.50 of margin with it. We believe that we will improve this even further to a marginal gross margin of over 60% over the coming months and quarters, as we re-evaluate our product offering from the perspectives of profitability, competitiveness and meeting customer needs and make changes to standardize this offering with a focus on the most profitable pricing plans. We will also be focusing on minimizing our cost per subscriber location, in order to deliver the Glowpoint service in the most efficient manner possible.

                     Operating expenses rose 72% to $4.5 million in Q3 2003 from $2.6 million in the year ago quarter and rose 47% sequentially from $3.1 million in Q2 2003. The primary reason for these increases was the impairment losses on long-lived assets in Q3 2003 totaling $1.4 million. These network assets are no longer relevant to providing Glowpoint's service, as the network topology has evolved since the service was originally launched. When this item is factored out of the operating expense totals, the year-over-year increase in operating expense is actually 19% and the quarter-over-quarter increase is 2%.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 20


                     Research and development costs, which is a new category of costs that we're now breaking out on the income statement, rose 20% in Q3 2003 versus the year ago quarter, and rose 7% sequentially from Q2 2003 levels. These costs are fixed in nature in the short-term and follow a step function over the longer term.

                     Selling expenses rose 10% to $1.3 million in Q3 2003 from $1.2 million in the year ago quarter and were flat with Q2 2003 levels. The year-over-year increase resulted from higher commissions and bonuses associated with the higher revenue levels. Approximately 80% of these costs, though, are fixed in nature in the short-term and follow a step function over the longer term.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 21


                     General and administrative expenses rose 30% to $1.4 million in Q3 2003 from $1.1 million in the year ago quarter and rose 2% sequentially from approximately $1.4 million in Q2 2003. The year-over-year and quarter-over-quarter increases were driven by increased professional fees incurred, conducting the search for a new CEO and filing the proxy and holding the annual meeting in August. The normalized quarterly run rate for this category of expense is approximately $1.2 million and is fixed in nature in the short term.

                     At September 30, 2003, the balance sheet consisted of current assets totaling $12.8 million, and current liabilities totaling $3.3 million or working capital of $9.5 million. This compared to $13.6 million of working capital that existed at June 30, 2003, after netting out the bank loan payable that had been classified as long term on the June 30th balance sheet.

                     Current assets consist of $8.3 million of cash, $2.1 million of accounts receivables and $2.4 million of other current assets, including approximately $1.2 million due from Gores Technology Group. The $8.3 million of cash results from the following: starting with the June 30th cash balance of approximately $900,000, $16.2 million of net cash related to the sale of VSB, the Video Solutions Business, is added. And then the following items are deducted: the $4.5 million paydown on the bank line of credit; the $3.1 million in cash burn related to Glowpoint; and $1.2 million of VSB expenses paid by Glowpoint in Q3 2003 and that is recoverable from Gores Technology Group.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 22


                     For the next quarter or two, the company expects its total cash burn, operating expenses plus cap-ex to be approximately $3 million per quarter and expects this rate to improve in the subsequent quarters. The cap-ex component of the quarterly cash burn is projected to be approximately $500,000 to $600,000. This has a discretionary component of approximately 20% to 25% of the projected spend.

                     The company continues to have a $15 million line of credit in place with JPMorgan Chase Bank. Between its working capital of $9.5 million, its line of credit and flexibility in its need to spend cap-ex, the company believes it has sufficient liquidity to support current operating levels for at least the next 12 months.

                     Lastly, based on the most current information available and with the expectation that we will be further reviewing and refining this estimate as the senior team continues its extensive operational review, the company believes that it can achieve operating profitability at a $2.2 million monthly revenue run rate level expected to be achieved by the end of 2004.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 23


                     With that, let me turn the call over to Mike.

M. Brandofino        Thanks, Chris. Since David and Chris have provided quite a bit of information, I will keep my remarks brief. First, it is difficult for investors to appreciate the positive change that has occurred over the last four weeks since
                     David has come on board and the close of the sale of the Video Solutions Business. For the first time since the Glowpoint idea was born, the entire company and all of its resources, including sales, finance and marketing, are solely focused on Glowpoint. With David's fresh perspective and experience, there is a high energy level and clear message on what needs to be accomplished.

                     I'll stay focused in the third quarter, which saw some additional accomplishments and more firsts on Glowpoint. During the past quarter, we experienced our highest single day call volume of 490 calls. We had the highest quarterly total for IP video calls placed on Glowpoint to date of 22,213. We completed an agreement with Network-I that enables Glowpoint to deliver a last mile solution at a low, fixed price in the U.K. We have successfully transitioned large portions of our network off of MCI, which is intended to diversify our network and ultimately lower the operating expense for the network. We have moved the U.K. and Japan POPs to more cost effective locations, and we have begun the process of eliminating high priced British Telecom and Cable and Wireless costs. We are currently piloting our new Webcast service with beta customers.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 24


                     My team's focus over the fourth quarter will be to partner with David on continuing to deliver an SLA-driven, world-class, customer experience on the Glowpoint network; focusing efforts to lower overall network costs, especially the last mile costs in the U.S. And we've been working on a promising technology, which includes broadband access over power lines that could lower our cost for the last mile in the U.S.; remaining a technology leader in the videoconferencing space, including developments of full featured support, including Microsoft and Apple multimedia applications; and continuing to improve the user experience to enhance the features and services like network managed bandwidth control, improved call status messaging and seamless dialing plans; continuing to support and modify the beta rollout of Webcasting services; and finally, to articulate a clear and cost effective international strategy that relates back to our core business of building billable subscriber locations.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 25


                     Before we go back to David, I wanted to say how excited I am to be part of this company and I look forward to working with David to deliver on our potential. David?

D. Trachtenberg      Thanks, Mike. I hope today's call has provided a clear view of our areas of focus in terms of both strategy and execution. With our focus on the basic business fundamentals and the expansion of our distribution channels, we are excited about our future and prospects for 2004. We look forward to reporting back on the next call with our progress on these objectives.

                     Chuck, would you please open the lines up for questions now?

Moderator            Thank you. Our first question comes from Joseph Halpern
                     with Halpern Capital. Please go ahead.

B. Halpern           Hello. It's actually Baruch Halpern with Halpern Capital.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 26


                     Could you expand a little bit on your Webcasting services? Is that going to include collaboration tools and so on?

D. Trachtenberg      Mike, why don't you take it from the big picture? Then I
                     can give an update on where we are.

M. Brandofino        The initial stages of our Webcasting service provides the
                     ability for our customers to use their video endpoint to create content. In the past, people would have to hire a production crew to come in, create content, digitize it and then put that on a content delivery server. What the Glowpoint service does is allow its customers to do that all in one process, automated Web interface, placing a call, whether it be ISDN or IP. Then, of course, if we bring customers on using Webcasting on ISDN, we believe that we can change those customers to Glowpoint by showing the quality benefits. At some point, data collaboration does become a factor, but that is something on our roadmap for later in the year.

Moderator            Our next question comes from Jim Stone with PSK Advisors.
                     Please go ahead.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 27


J. Stone I'm not quite sure I fully understand why, with the increase of billable revenue and all, that there was a sequential decline in revenue. Could you possibly give me some further explanation on that?

C. Zigmont           The key aspect of the decline in revenue was in the
                     category of bridging event and other one-time fees. In the second quarter, we staged the NFL and NBA drafts with ESPN, which was a significant contributor in that quarter. In the third quarter, we experienced the summer seasonality in terms of a comparison to Q2. The combination of those two factors totaled approximately $400,000. The core subscription business, though, grew quite nicely, and that's what's driven by the average billable subscriber locations.

D. Trachtenberg      And that's why we're really looking at our business now,
                     focusing on the core, which is our subscription revenue.
                     That's really what is, from our perspective, what we can look at to understand the health of the business. That grew
                     19%. And when you take a look at the overall revenue, which is what Chris was just talking to, the other components, which are not subscription based, are a one-time event.
                     Netting out, that's where the drop of 4% came from versus last quarter.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 28


J. Stone Right. A metric that might be helpful, so we can understand a bit about the size of the customers that are coming on is the number of endpoints per billable location.

D. Trachtenberg      That's what I was talking about in my remarks, Jim. What
                     we're going to be looking at is billable subscriber location by customer. The endpoints, and if people are still used to talking about endpoints, it's not something that we're going to be talking about in our public statements. If you want to get some kind of translation and some kind of feel from the company in that, you can talk off-line with Mike. But the real metric that is driving our business is the number of subscription plans we have out there, and that's driven by the subscriber billable locations. Those are locations on the network driving revenue.

J. Stone I understand. What I'm looking for in terms of the average number of endpoints per location or some metric there, so we get some indication of are we signing up ma and pa stores, or are we signing up major locations.

D. Trachtenberg      Absolutely, and in the press release that we sent out, one of the key metrics that we're going to be reporting against are these billable subscriber locations per customer. You can see that in Q3 2003, that was 4.0, up from 3.4 in Q3
                     2002 and up slightly from Q2 2003. So you can see, that the average number of billable locations per customer is four, so these aren't the mom and pops. These are law firms, like the one with the 11 billable locations on down.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 29


                     So that is a metric we're going to be tracking, because you're absolutely right. It's important to understand the size of the customer that we're bringing on, to see how much they're going to be driving from subscription revenue initially, and then what is the likelihood of them being able to add additional billable locations so we can grow within those customer accounts.

J.Stone Now in the uninstalled locations, could you give us a little better description of what that means? Does that mean that basically the endpoint, the communication line hasn't been drawn in, or they may have ten endpoints and two haven't been installed yet? What actually does it mean?

D. Trachtenberg      Let me make sure I understand your question. You're talking about the backlog?

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 30


J. Stone The backlog of uninstalled locations. I'm just trying to understand the definition of an uninstalled location.

D. Trachtenberg      Okay. That can be in a couple of different categories. What it means is that we have a contract for a billable location to be installed, but it is at some point within the provisioning process. It could be that we literally have received the contract, but we haven't ordered the circuit yet. It could be that we've ordered the circuit, but have not received an install date for the circuit. It could mean that we have the install date, but we don't have it actually installed yet. So there is a number of different points within the provisioning process in which that can fall. The bottom line is that it is in the queue to be installed, but not yet on the network driving revenue. Does that answer your question?

J. Stone Yes. I guess, it does. I'm saying, for instance, there may have been ten endpoints ordered for the location of which eight have been installed, but still two endpoints to be installed. Is that correct? That would then still be in the backlog?

M. Brandofino        No. Again, we're focusing on locations. Regardless of the
                     number of endpoints, once a location is up, it's up; but what it could be is that, there is an in-house cable plant that has to be installed or that the circuit is installed and we just haven't gotten to test it yet. We will not hold up billing, if not all of the endpoints at a location are installed. We focus on the location and make sure that the circuit is up, and we've completed at least the test call to that location.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 31


J. Stone Okay. So you've touched on one of the points I was really trying to understand; that it could be in the backlog, but still revenue could be coming in from it.

D. Trachtenberg      No. And again, it's going to be a period before we're all
                     comfortable with the new metrics we're looking at. Once that billable location is up and running and the circuit has been installed and it is actually generating cost for us from the last mile provider, we are going to be generating revenue off of the subscription plan that they've been signed up, regardless of whether the endpoints are actually on board or not. That's why we need to get rid of the endpoint discussion. The endpoint really isn't what's driving the revenue. It's we have a subscription plan that's associated with that billable location. Once that billable location is up and running on the network, that subscription plan is being billed to that user.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 32

J. Stone And then, last question, what's happening with the average pricing, whether it's a price per hour or however you're pricing it now? What's the competitive climb on that, and are those prices coming down, are they stable? What's happening?

D. Trachtenberg      The prices have been stable. The only change was the
                     relatively recent introduction of a lower price point. From
                     Glowpoint's perspective, this is a $199 pay-as-you-go. As
                     Chris mentioned in his part of the remarks, we are going to be re-looking at our product and pricing strategy, to make certain that, one, we've got products out there that are much more aligned with our underlying cost structure. I don't want to get into too much detail on that. It's something that we'll be launching in 2004. I'll be able to give more color on that on the next call.

                     But we do not see any competitive pressures from a pricing perspective. In fact, the story of being more efficient and less costly both on domestic, as well as international gateway usage, using the IP videoconferencing solution of Glowpoint is still a message that our customers are hearing loud and clear and understand.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 33


J. Stone Do you have any metrics you can share with us of what that typically or across the network works out as price per minute or price per hour that customers are paying?

M. Brandofino        Because we offer our pricing in a package mode, the typical package is a ten-hour plan. That's the majority of our installed packages. For the $199 package, for example, we charge $0.08 per 64 kilobytes. Normally people are doing calls at 384, so that would be six times the $0.08 per minute.

D. Trachtenberg      But just to be clear, in the press release, we have an
                     average monthly subscription revenue per location. That will give you, really, the revenue that's being generated by each one of those billable subscriber locations. The beauty of being a subscription business is that when somebody signs up for a ten-hour plan and is paying $499 a month, regardless of how much they use, they're paying us
                     $499 a month.

J. Stone             Right. I understand.

D. Trachtenberg      So we can talk about it and again, part of this is, we're
                     going to transition here. We are going to be identifying the core metrics that we need to be tracking the business.
                     Usage per customer may be one of those. I'm getting my hands around the business. We'll be back to you, as we understand better what are the key levers that we need to be looking at on a daily, weekly, monthly, quarterly basis and we'll be sharing that with you.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 34


                     What we have in the press release and we talked about in our remarks are really those that we're comfortable with, that we understand and that we're able to track against.

J. Stone I admire what you have shared and really appreciate getting this level of details. I thank you.

Moderator            We have a question from Greg Macarthur with Viewpoint 2000.
                     Please go ahead.

G. Macarthur         Good afternoon. I've got three questions. To start off
                     with, Dave, you're lucky you got two sharp guys, so that you can do a little learning. You know what I mean?

D. Trachtenberg      That's much appreciated and I concur.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 35

G. Macarthur         Now I've got a question for Chris and you. Let's go with
                     this. Chris, can you back up and walk through that burn rate again?

                     The next one I want to ask, I'll ask them right now.

D. Trachtenberg      Okay.

G. Macarthur         Chris, the burn rate.

                     Mike, just to make it clear to everybody, who is Glowpoint's competitor? I don't see any out there. The only thing I can think of is Sprint. Am I wrong?

                     And the third question is for Dave. Can you be more specific on your game plan, marketing, PR, ramping up direct sales, indirect sales, etc., etc.? And I'll let you guys go.

D. Trachtenberg      Sounds good. Why don't we do the burn rate first and then, we'll move over to the competition and then I'll take on the last piece?

G. Macarthur         Great.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 36


C. Zigmont           Right now, we're at an approximate $3 million per quarter
                     total burn rate. So that includes both operating expenses and capital expenditures; and we're averaging about
                     $500,000 to $600,000 per quarter in capital expenditures, so approximately $2.5 million of the burn relates to operating expenses. That's a quarterly rate, not a monthly rate. The monthly rate is approximately $1.0 million and the nature of our business now is such that we tend to burn in a relative pro rata fashion over the course of the quarter because the business is so structured and standardized. Does that help?

G. Macarthur         Yes, that helps. I think it gives the impression, if you do the numbers, that you're going to run out of money, if you do those kinds of numbers.

C. Zigmont           Right now or at the end of September, we had approximately
                     $9.5 million of working capital. We have access to a line of credit and we're anticipating improving financial results over the course of the coming quarters. I think, yes, we're okay.

G. Macarthur         Okay.  Great.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 37


M. Brandofino        On the competition, we break the competition up into three categories. Everybody knows ISDN is one of them. The other ones are me-too players and those are smaller, either video equipment resellers that had to do something to compete against Glowpoint, or smaller network providers that want to do something to fill up the network that they built. In that category, we know of one that is about to go under.
                     The other ones have not made any major inroads and, as David mentioned before, we've actually attracted some agents that were looking at some of those and were very disappointed that they didn't actually have a service.

                     The other competitors are the larger players, and the two that we would always keep our eyes on in the U.S. would be AT&T and Sprint. Sprint has announced three different services since we started Glowpoint. You cannot get pricing on it if you try and call Sprint and no one really knows what to do with that. AT&T offers a VPN-type service, extremely expensive, if you put all of the numbers together. It's also a very closed network and you have to schedule every call off of that particular VPN. So, as of right now in the U.S., there's no one that's close on an apples-to-apples comparison of service and you know we always keep our eyes open.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 38


G. Macarthur         Great.  Thanks, Mike.

D. Trachtenberg      On the last point, in terms of more specifics on the game
                     plan, I can talk to you big picture, and I had mentioned before in the remarks, there are really two core areas that I am driving from a focus perspective for the organization.
                     I hate to sound simplistic, but it truly is. It's getting back to our basics of focusing on the operations and making certain that we have everything we need under our belt to be a standalone company. What that means is making certain that our customer experience, and when I say customer, I mean both our sales agents, as well as our end users, have a very easy time of working with Glowpoint.

                     The second thing is really expanding our distribution channels and making certain that we are selecting those partners that are going to be able to deliver. Now, part of it is that we have to deliver for our partners at the same time. We need to be providing the sales and marketing tools to get them up and running quickly and to be able to replicate the knowledge that we have internally out to the feet on the street.

                     We will not scale our business from a one-to-one perspective to have a direct sales force going out and trying to close deals. Our strategy is an indirect sales strategy, where we basically replicate our knowledge through both direct contact with the larger resellers and indirect contact through on-line tools that gives people who want to sell Glowpoint access and knowledge to be able to do it effectively and quickly.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 39


                     So from a marketing perspective, you're not going to see us on national television. You're probably not going to see us on print ads in the Wall Street Journal or the New York Times. What you are going to see is creating sales and marketing materials to give to our resellers to be productive out in the marketplace. You're going to see guerilla marketing tactics really, I think, focused around one PR, public relations activity to get the name of Glowpoint out there, to provide air cover to our resellers and you will see us doing some activity under certain verticals.

                     For example, being able to target wins and successes and applications in the legal community or in the medical community, it's much less expensive doing that kind of targeting, which should have a higher payoff for us, because we know those are the types of companies that have been attracted to Glowpoint without a heck of a lot of marketing on our side. The bottom line is to have Glowpoint not be the best kept secret in videoconferencing. It's to be top-of-mind and it's to make certain that people understand what the solution is and what the benefits are for being both a Glowpoint reseller, as well as a Glowpoint user.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 40


G. Macarthur         I think that's great and I go back to Mike. It seems to me, if I could just make it short, you have a unique product in the market, and I think you've got to distinguish that. I think it's a fantastic concept and product and you've got great potential; but you've got to get visibility and make that determination you've got something unique, as Mike described. Having been in sales for over 30 years, you've got to have something to say, this is unique and this is why.

D. Trachtenberg      You're preaching to the choir. We hear you and we
                     absolutely agree. That's why I was brought on board for a number of reasons in terms of fitting the profile of the type of person they were looking for, but I think most importantly, sales and marketing background with experience in managing indirect sales channels.

G. Macarthur         Right. The last question I have, I think you guys will do
                     it and I think you've got a great product and I wish you big success.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 41


                     Dave, you said in one of your companies, you had a subscriber up in the northernmost part of the world. Is that right?

D. Trachtenberg      Yes. We actually went from the bottom of the Grand Canyon
                     to above the Arctic Circle.

G. Macarthur         Where was that, Point Barrel?

D. Trachtenberg      You know what, I could probably find out exactly what the
                     location was.

G. Macarthur         Did you make a visit up there just to see ...

D. Trachtenberg      I, unfortunately, never was able to get up there.

G. Macarthur         I was there.

D. Trachtenberg      Did you see the installation?

G. Macarthur         No.  It was in the Navy many years ago ....

D. Trachtenberg      Okay.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 42


G. Macarthur         I'll let you guys go.

D. Trachtenberg      Thanks a lot.

Moderator            We have a question from Bill Mauerman with Lone Star Asset
                     Management. Please go ahead.

B. Mauerman          Hello, guys. I wanted to welcome David. I look forward to
                     his guiding the company through the next phase in Glowpoint's evolution. I'm really looking forward to that.

D. Trachtenberg      That's much appreciated. Thank you.

B. Mauerman          I'm sorry that we haven't talked before this conference
                     call. I had a few questions. I wanted to follow up on something somebody brought up earlier. When you say you're going to move from endpoint to location, I understand that, but just in general, wouldn't a location with 20 endpoints most likely bill more than a location with one?

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 43


M. Brandofino        The potential is there, but as we did this quarter in
                     separating out the bridging and other revenue, that is more subject to seasonality and things happening at the individual companies, than the subscription rate is. So there will be a set subscription revenue, and we do charge for additional endpoints at each location, so that will add to the subscription base, but we separate that revenue out.
                     It stands to reason that more endpoints will use more services.

D. Trachtenberg      And I really want to be clear; we will be looking at a
                     number of different metrics internally in terms of how are we going to be managing the business and understanding what the different opportunities are. In terms of actually tracking and reporting publicly to shareholders, etc., to give them very quick and efficient means of understanding how we're doing it is clear that the key metric is the billable location.

                     Now, there are other things that we're going to be looking at, for example, to understand how accounts are progressing over time, whether that's average usage per usage customer, whether that's zero usage as an early warning system to really be able to manage by exception, if you will, to understand what are the core accounts that we need to be focusing in on, to make certain that our revenue is secure over the long-term.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 44


                     So these aren't the only things that the company is going to be looking at, but in terms of being able to report out and track against on an ongoing basis, we really want to pick those key levers that are going to give you the most information about how the company is doing, but you're absolutely right. There are other metrics that we're going to be looking at internally.

B. Mauerman          I got you. I guess from our standpoint, though, if you're
                     selling a lot more locations with a higher concentration of endpoints than a lower one, the ARPU is going to go up over time because assuming that more endpoints generate more revenue the ARPU, you look at the locations in the ARPU;
                     and if the ARPU has gone up, that means that most likely the locations have more endpoints on them. Is that a fair assumption?

M. Brandofino        It's a potential. One of the things that we're looking at
                     is always driving up the revenue per location. The
                     Webcasting service is an example of a service that can be used in addition and may drive up usage at a particular location and additional revenue. But we still think that the basic metric of the subscriber fee is the best one to follow at this point and we will be following all of the other metrics, but just categorizing them a little differently, so that you guys can clearly see the growth in subscription, which should trail along all of the other services.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 45


B. Mauerman          Got you. The second, it's kind of like a group of
                     questions, but when I was looking at Polycom's financials, they sold 12,000 units, which I guess would equate into endpoints.

M. Brandofino        That's correct.

B. Mauerman          I know I'm looking at endpoints and I apologize for using
                     endpoints here, but in the press release pre-announcing the quarter you said that you had 179 endpoints during the quarter. I was just kind of curious where the other 11,800 roughly endpoints ended up.

                     By the same token, I'll break it into two, but are they going on ISDN or some other IP service? It doesn't sound like there's any other IP service out there for them to choose. I'm just kind of curious, where those people are going?

M. Brandofino        A couple of things to keep in mind. One is that still, 80%
                     to 85% of the systems are being put on ISDN. The other thing is there are people running video on their own networks and that's not contrary to what we would like to see. We would like to see more people doing that, so there are some people playing more with IP. The other thing is that just because Polycom sold them doesn't mean that they went into production or are actually being used yet.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 46


B. Mauerman          Got you.

M. Brandofino        So you don't know where these are.

D. Trachtenberg      But I do want to say that you bring up a very interesting
                     point, though. The way that the company, because of its relationship with Wire One had been structured before, it was very difficult to be able to play with other potential distribution partners. One of the key strategic reasons for the separation between the hardware and the services side was to give us the flexibility and the freedom to actually be able to look for a strategic partnership with companies like Polycom, like Tandberg, like Sony, etc. And so in terms of looking at how we go to market, it's not just going after the resellers, although extremely important, like Wire One and like our most recent one that we announced yesterday, but also looking at strategic relationships with the hardware manufacturers to be able to piggyback on the efforts of what they're doing in terms of selling into the marketplace. So we have the flexibility of doing that now. It's now about execution and creating partnership programs that drive benefits for both parties.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 47


B. Mauerman          Got you.

                     And then kind of as a follow up, in the pre-announcement it talked about how the number, and it used endpoints in that press release, which is why I'm using it, but even locations probably went down, but the reason it went down is because of the transition of the Wire One sales force.

                     I just have some concerns that now the Wire One sales force is basically Gores Technology and they're not Wire One. Between now and when CMS comes on-line in the first quarter of 2004 during this transition period, are we going to continue to see a decrease in the sales or is Wire One going to be able to come back up-to-speed? Just kind of if you could talk about this transition period and what you see happening. I guess the fact that you brought up the Wire One transition as being a reason for the decrease in sales is what has me a little concerned.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 48


D. Trachtenberg      Yes. I understand your concern. Since the transition, we
                     continue to see orders being placed between Wire One and with Glowpoint. There are a handful of other agents that I alluded to in my remarks that are also driving sales for the company. The other thing to remember is, there is still a backlog of sales that we're continuing to add on to the network that are going to be adding subscriber revenue in this quarter. The real focus for the company is to build up that backlog, to make certain that there is a continual backlog of sites to be installed. That's where CMS comes in. That's where other announcements that will be made over the weeks and months to come in terms of other distribution partners.

                     But as I also mentioned, we are still focused and Wire One is still a very important partner for us. There is a core group of Wire One sales agents, who I have talked to personally, who have daily conversations with Glowpoint employees, who are focused on generating sales out through the indirect distribution channel.

                     I am optimistic that there will continue to be sales through the Wire One channel because I see them coming across my desk on a daily and weekly basis since I've been here, but I'm not going to pull any punches. We need to just diversify our distribution channels. That is one of my core focuses for the fourth quarter and well beyond. We've already been making progress. I think the announcement with CMS and others that will be upcoming should show you that there are big players out there, who want to sell Glowpoint and want a piece of the action.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 49


B. Mauerman          I understand that and I appreciate that, but I guess, like with CMS, it's going to take them a quarter/quarter and a half to get up-to-speed. Is that going to be the case with most of the other ones that you sign up?

D. Trachtenberg      I think it's going to vary on the type of partner we're
                     talking about. If they have experience in the domain, if you will, it's going to be a faster process. As Glowpoint develops more on-line and automated tools, it's going to be a faster process, but I agree with you and it's something that I also talked about. It will take time to get agents up and running and efficient selling the service. That's why we also have people within Glowpoint who can help partner with some of the agents to help close the sales for some of the big deals that are out there.

                     I hear your concern. It's a major focus of ours and it's important for us to set the expectations of once we bring a reseller like CMS on board and they have 400 feet on the street, this is not something that's going to be generating installs in the next week. They need to be trained. They need to be given the tools to be able to go out there. They need to find the deals. They need to close the deals. And then comes the provisioning process, which you know also takes time.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 50


                     So I think your quarter to quarter and a half is probably in the right ballpark in terms of going from when we announced a deal, and when we can start seeing backlog coming into our systems from a contract perspective, which will then be scheduled for installing and driving revenue.

                     I've got a multi-fold strategy. One is to find new distribution partners and get them trained and running as quickly as possible.

                     Two is to continue to work with Wire One and incent them to keep going out, giving them the tools and giving them the programs to be able to go out and sell effectively and efficiently and really focusing in on those sales agents who have sold Glowpoint in the past, who have embraced the product and want to continue to sell. That's where we're going to focus our energies.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 51


                     And third is to really accelerate moving the backlog into revenue generating subscriber locations. That's the name of the game, getting them on the network, getting them billing and driving our subscription revenue up. So it really is a multi-fold effort, but it is going to take time to build up the alternate distribution channels.

B. Mauerman          This question will be easy, but when I was reading the CMS news announcement I guess I've never seen these terms before, but a telecom master agency and 400 premier agents.
                     Is that basically they have like resellers underneath them and they're not actually 400 sales people in their organization, but they funnel product and package it out to other people?

D. Trachtenberg      Absolutely. What they do is they do sort of the master
                     negotiation, if you will; provide sales and marketing tools and provide a lot of other on-line resources, really for their sub agents, who then sell either their complete portfolio or sort of a sub-segment of the portfolio of things that they have to sell through their relationships with Sprint, with Raindance, with, now, Glowpoint. It's a recurring revenue strategy both for them, in terms of what they're getting from their different relationships and then they pass a piece of that revenue share, if you will, down to their sales agent. So they're not employees of CMS, but they are tied at the hip in terms of their operations, as well as at the end of the day, it's all about driving sales and driving commissions.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 52


B. Mauerman          Then I just have a couple of quick questions for Chris,
                     kind of financial questions. On the $4.9 million convertible debenture, when does that mature?

C. Zigmont           It matures the later of February 2, 2004 or three months
                     after our line of credit with JPMorgan matures, and that matures May of 2005, so I target it at August of 2005.

B. Mauerman          I was just worried about with the stock price being below
                     the conversion price, them wanting to get their money back.
                     I'm glad to hear it's August 5th.

                     On the cash you received, the $16 million or a little over $16 million versus the $19 million that in the press release it said you were paying, I guess, all of that was the commission paid to the broker or the person who put the deal together?

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 53


C. Zigmont           It's a combination of things. There are closing costs
                     related to the sale. That's true. What I also netted in that number were where we did have a loss from discontinued
                     VSB operations in our income statement in the quarter.
                     There were some costs that we ended up bearing and so that's the other big chunk of cost. So that's a net number after taking into account those two factors.

B. Mauerman          And then on the break-even level, I wasn't 100% clear on
                     that. Did you say it's $2.2 million in monthly revenue?

C. Zigmont           Monthly revenue, yes.

B. Mauerman          So that's got to be about $6.6 million...

C. Zigmont           Yes, $6.5 million/$6.6 million, yes.

D. Trachtenberg      And that's based on what we understand today. As I get my
                     arms around the business, again, I've only been here for four weeks and continue to be focusing on understanding what the key levers are, we'll be providing better guidance as we have a more credible view of what that's going to look like.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 54


B. Mauerman          Can you just comment a little bit on why the break-even
                     date slipped from Q2 of '04 that was mentioned in the last conference call? And I believe that's all of my questions, so thanks.

C. Zigmont           I think, Bill, the reality of what did transpire in Q3 in
                     terms of the endpoints we quoted in the pre-release, it does end up having a rippling effect over the coming quarters; and what we've tried to do in terms of this latest set of projections is factor in this transition that we're going through that David attempted to describe a little earlier and give rise to that in the projections. I think when we did it ended up pushing the date out that couple of quarters and it strikes us as being more realistic.

D. Trachtenberg      And I think we just have a much more realistic view of our jumping off point, I think, as Chris is alluding to, than when those numbers were given. I think there's been a lot of analysis, a lot of focus on this business, now as a standalone business, which is very different than what it looked like just a quarter ago. So understanding where we are now will definitely give us better insight as to where we're headed.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 55


B. Mauerman          I'm sorry for this, but a quick follow-up on that. Chris,
                     you mentioned that you have enough cash to get through the next 12 months; but since break-even, I guess, would be 15 months away, do you think you have enough cash to get to break-even?

C. Zigmont           I guess for the call here I'm just going to limit my
                     comments to that coming 12 months. I think there are so many factors, Bill, that are going to play out over the coming 12 months that it's always hard to pinpoint things that far down the road, especially with such new and exciting resellers being signed up, what the relative volumes are, when they're going to start coming on. So it's hard to go past that, but I'm comfortable with the outlook for the next 12 months.

B. Mauerman          Okay. Thanks a lot for taking all of my questions. I really appreciate it and I look forward to the next call.

Moderator            We have a question from Frank Kups with Wachovia
                     Securities. Please go ahead.

F. Kups I have a question on the endpoints on ISDN. I guess, Mike, this might be more targeted toward you. Have we started to see any conversion yet from ISDN users over to the Glowpoint network, and what do you see on that end?

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 56


                     Also, the percentage of customers that are out there that run on their own private network, how do we benefit from a company, let's say, that has their own private network out there? What can we do for them?

M. Brandofino        First, about 65% to 70% of our customers on Glowpoint right now were converted over from ISDN. The way we know that is, they had bought from Wire One before, so we tracked that they had systems up and running on ISDN before. So we know that's about 65%.

                     The others are either new to Wire One or new to Glowpoint, and I don't have that data, but it stands to reason that a good percentage of those came from ISDN. So we are converting people off of ISDN.

                     As far as people putting video on their own networks, if you look at the phone analogy, when people started buying PBXs and they theoretically had free voice office to office, all that did was put phones in every office. That didn't decrease the need or the usage of services by carriers. We really believe that if we help customers get video on their own networks, so they start doing video internally, number one, no company has the infrastructure to support video over IP across their whole infrastructure, because it would just be too cost prohibitive. Two, they need to talk to other folks, other vendors, other customers, partners and the way to do that, their options would be the Internet, go back to ISDN or use a quality service like Glowpoint.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 57


                     In addition, some of the other features that we offer and our ability to reach international locations at a very cost effective rate makes it attractive for customers to partner with us and connect their networks to us. We have a number of those already in place that have a large number of systems on their own network, but still connect to Glowpoint to get access to our bridging and gateway services and our operators or simply to have us help manage their traffic, so that they know that they can depend on getting outside of their network with a premier IP service. So we really see that more deployment of video on customer IP networks is an advantage to us over the long haul.

F. Kups Great. Do we still see more endpoints, and I hate to use the endpoint term, as most people do as we kind of transition to a circuit...

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 58


D. Trachtenberg      We'll let you get away with it this time.

F. Kups Okay, David. Thank you. Do we still see more and more customers that have endpoints installed adding more endpoints to their network and is each endpoint, I guess I'm so used to the endpoint term and billing on endpoints. If you have a location and you've got ten endpoints up on a location, each endpoint that's currently being billed for each endpoint plus the network access for the location, correct?

M. Brandofino        Yes. There are the different packages that we have, so with a T1 package, which is $799, we include three endpoints, IP addresses with that. So they can attach three video systems. Every additional system we charge $25 extra, so we add that on to the monthly subscription fee.

                     Of course, any usage that is generated by those three systems will add to their minutes and theoretically, chew at their ten-hour package, if it's a ten-hour package and of course, if they use bridging or gateway it's by endpoint.

F. Kups Okay. So the bridging and gateway charges are still by endpoint?

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 59


D. Trachtenberg      Correct, but to be really clear, there's a subscription
                     plan associated with the billable location, not the endpoint. So there's not a separate bill or separate subscription plan for the five or six endpoints that may be affiliated with that subscriber location. It's one billable subscriber location, and that's how the customer is looking at it and that's how we need to be looking at it. I know there will be a transition here, but trust me, we'll get through it. We've already gotten through it internally here.

F. Kups Great. The H.323 bridging, that's more associated with Glowpoint than the legacy .320 bridging, correct?

M. Brandofino        It is directly. We are the only bridging provider on
                     Glowpoint and all of that IP bridging is derived from Glowpoint customers.

F. Kups              Now the .320 bridging was from ISDN, correct?

D. Trachtenberg      Correct.

F. Kups Now do we still offer that service but the reason we're seeing the revenue numbers decrease there, I'm assuming, is that as we sign more and more customers up to Glowpoint, and they ask people to put more circuits in the time that they share with each other they don't need to go to the .320 bridge any more, correct?

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 60


M. Brandofino        Correct. The whole H.320 bridging industry has seen a
                     decline in usage for a couple of reasons, one of which is people see it as a penalty for using more minutes, because of the charge structure and two, the quality isn't good.
                     What we see on Glowpoint is the exact reverse. Our pricing model is somewhat different, so there's not a penalty for using more bridging, as you would imagine there is on being charged a long distance charge and ISDN port fees. In addition, too, the quality is good and they don't mind doing more bridge calls.

F. Kups The next question I had for you has to do with the resellers versus when we had our direct sales force. The cost of the direct sales force versus the cost of the reseller, how does that transpire down to the cost of goods sold category? Is a reseller cheaper for us than when we had the direct sales force?

C. Zigmont           Frank, I think that they're pretty comparable when all is
                     said and done. We've attempted to make the commission structure relatively equal because we were trying to do this when we did have the direct sales force and so you couldn't be too far out of line. I think, generally, it's a little less expensive with the resellers.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 61


F. Kups And there are other ancillary costs associated with having a direct sales force?

C. Zigmont           Absolutely.

F. Kups              ... insurance and things like that.

C. Zigmont           Absolutely.

F. Kups I still have concern over this $4.8 million on the convertible bond. It seems as though and, David, I guess this may be a good question for you or for Chris. I read through the Form 8-K, I think that was put out in December and I'm not quite sure. There are a lot provisions in here and there's a lot of language that, I'm not a lawyer and I don't really understand it. But it seems like there are a lot of re-adjustments and a lot of figures in here that can change, due to certain triggering events.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 62


                     I've been involved in the company for three and a half years and we've seen a lot of investment banking activities. We've seen a lot of dilutions of stock. I'm concerned. I'm concerned about this bond. I'm concerned about the stock price and the stock price has declined dramatically since you joined on board, David. None of which I believe is your fault; I welcome you aboard and I'm excited about having you as the new CEO.

                     I've got concerns over the bond and over what other type of investment banking activities might affect the stock. We've seen it in 1991 (sic). We've seen it in 1992 (sic). It seems to be a continual trend of the company.

C. Zigmont           Frank, we've actually had our attorneys look at the
                     agreement and evaluate the different triggers and such and as we sit here today none of them have occurred that would give rise to an adjustment to the conversion price of the notes. That's what we can say. That's where we stand today.

F. Kups When the note becomes due, let's go to when the note becomes due, is this a cash payment on the note if the stock is below the exercise price or is it still a stock payment?

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 63


D. Trachtenberg      First off, the maturity date is out in August of 2005, just so that we're clear on that.

F. Kups              Doesn't that depend on the credit line or no?

C. Zigmont           It does, but I'm making the presumption the credit line is in place until May of 2005 at the very least. And off the top of my head, I don't recall all of the triggers in terms of I think it's going to come down to the investors, the holder's predisposition to whether to convert or be paid out in cash and we can't anticipate that now.

F. Kups So that's something that we can't really figure out right now, what their intention is?

C. Zigmont           Yes.

F. Kups I think that sums it up for my questions. David, welcome aboard.

D. Trachtenberg      Thank you very much. Let's take one more question, if there is, and then let's wrap up since it's getting close to 6:30 here.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 64


Moderator            We have a question from Jim Wukie with WIM. Please go
                     ahead.

J. Wukie Since this is typically when companies give their mid-quarter update, can you give us a sense on how the first 45 days of the quarter are tracking? And secondly, hopefully, it's just an aberration, as far as when we're going to get out earnings going forward?

D. Trachtenberg      I think that's fair to say. Again, this is literally my
                     fourth week to the day. There is a lot that I need to get my arms around. I'm not making excuses. I don't think you would have wanted me to do anything other than what I was focused in on, which was understanding the operations and making certain that what we're coming out to you with was something that was supportable and made sense. I think you can see that there's been a lot more shared by definition than has been shared in the past on the company, and I think a very different view of how to move this company forward to be successful.

                     So our objective is to be out in a much more normal timeframe post the close of a quarter. Obviously, at the close of the year, we're going to be taking a little bit more time to make certain that we've got everything together, just to give you, for example, the 2003 annual results after we close the books in December.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 65


                     So that is clearly our intention, but we thought it was important for me to at least have four weeks under my belt to have this type of information, this type of analysis done, so we could get out here and not just give you numbers, but to give you good numbers, to give you numbers with explanation and to give you a view of where we look at the business going forward.

C. Zigmont           Jim, I think we would still want watchers of the company to know that, there's still that pattern of how business takes place in this industry during the course of a fiscal quarter, which is in the first month or two of the quarter, you're generally dealing with a small percentage of the endpoint sales, let's say, by the hardware resellers and we end up being impacted by that pattern. So we're going to continue to have a lot of our activity in the third month of the fiscal quarter. So at this point in time, it's kind of hard to make a statement without potentially getting it wrong.

J. Wukie Do you have any success stories you can share with us over the last 45 days?

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 66


D. Trachtenberg      What was the question?

J. Wukie             Do you have any success stories that you can share with us?

D. Trachtenberg      I think one of the key success stories, a couple of them,
                     one we announced yesterday, which was bringing a very large reseller with 400 feet on the street, where we're going to be focusing our resources on making certain that they are up and running in a timely manner to be impacting our subscription revenue as quickly as possible in the first quarter of 2004; a real focus on automating our tools, for example, the launch of isellglowpoint.com, which is really very much of a phase one in terms of getting all of the sales and marketing tools that our agents will need to get up and running to manage their accounts and manage their business.

                     I'll tell you, the wins over the last four weeks have been getting this organization focused to being a standalone company with the right operational elements, the right metrics to be tracking and the right direction in terms of what is important, what we need to do that's going to improve the business, drive subscription revenue and get to the break-even point that we're all looking forward to that we talked about earlier.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 67


                     The real win is that we understand what we need to do. We've got the plans in place to do it and now we need to take the time to focus and execute.

J. Wukie Looking at the stock price, David, it appears that we're under constant pressure. It's almost like manipulation. I think Frank noted our investment banking activities in the past have been, to put it mildly, a disaster. The players involved, they've constantly been toxic deals and that's completely detrimental to the shareholder. I have concerns looking at that cash level, that we're going to be going down the same road and looking at further dilution.

                     You know, it's very scary as a large shareholder in this company. I see the people involved - the Ramius's of the world - and it's sickening. It's very concerning. I just hope that this company can generate sufficient cash, so we don't have to go back to the market for future deals, because they've been a disaster. Can you give us some sense on that front?

D. Trachtenberg      I appreciate your comments. Obviously, I'm not happy with
                     where the stock price is right now, but I'm focused on the longer term. I can't look at it every day and figure, what can I do today to make this go up. I've got to look at what do I need to do over the long haul, to make this a decreed value for the shareholders. You know, we're going to continue to evaluate, as we were talking about earlier, what our cash needs are as the business progresses and we're going to look at all of the options that make sense for the company and for all of our shareholders. The best I can do is to let you know that we are, as we should be and as we are, committed to creating shareholder value and focusing on the business is going to get us there and I can't say much more than that.

                                                                 GLOWPOINT, INC.
                                                        Host: David Trachtenberg
                                                 November 12, 2003/4:00 p.m. CST
                                                                         Page 68


J. Wukie             Okay.  Thanks and good luck, David.

D. Trachtenberg      Thank you very much and thanks for your comments.

                     I think we're going to wrap up the call now.

Moderator            Thank you. Ladies and gentlemen, that does conclude our
                     conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.